Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – October 21, 2015 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.02 per share cash dividend. Common stockholders of record as of November 2, 2015 will be paid the dividend on November 16, 2015.

In announcing the dividend, Chairman Richard Culp stated, “We are pleased to continue to show our commitment to our shareholders by recognizing them with this dividend. This dividend represents the seventy second consecutive quarterly dividend since the Corporation began paying quarterly dividends in 1998.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors recognizes our obligation to maintain a strong capital position while remaining committed to providing value to our shareholders and giving back to the community through the bank’s unique tithing mission.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank (ASB) is proudly celebrating 30 years of serving the greater New Jersey market. Atlantic Stewardship Bank has 12 banking locations in NJ, including; Midland Park, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff, two offices in Hawthorne and two offices in Wayne. ASB is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, ASB’s total tithing donations total $8.2 million. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.

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